EXHIBIT 3.7

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TERREMARK WORLDWIDE, INC.

     Terremark Worldwide, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

     FIRST: The name of the Company is “Terremark Worldwide, Inc.”

     SECOND: In accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware, the amendment to the Amended and Restated Certificate of Incorporation of the Company was adopted and declared advisable by all of the directors of the Board of Directors of the Company at a meeting held on March 31, 2005. The amendment was then approved by a majority of the stockholders of the Company at a special meeting of stockholders entitled to vote on such matter, on May 16, 2005, in the manner prescribed by Section 211 of the General Corporation Law of the State of Delaware and in accordance with the terms and conditions of the Amended and Restated Certificate of Incorporation of the Company.

     THIRD: Item 1 of Fourth Article of the Amended and Restated Certificate of Incorporation of the Company is hereby deleted in its entirety and replaced by a new Item 1 of the Fourth Article to read in its entirety as follows:

     “1. The total number of shares of stock which the Company shall have authority to issue is One Hundred Ten Million (110,000,000) shares, consisting of One Hundred Million (100,000,000) shares of our common stock, par value $.001 per share (the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).

     Effective as of 5:00 p.m., Miami Time, on the date this Certificate of Amendment to Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), every ten shares of the Common Stock issued and outstanding (the “Old Common Stock”) shall, automatically and without any action on the part of the respective holder thereof, be combined, reclassified as and converted into one share of Common Stock of the Company (the “New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to American Stock Trust and Transfer Company, the transfer agent, as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the American Stock Exchange at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

     Each stock certificate that, immediately prior to the Effective Time, represented             shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole             shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

     FOURTH: Except as hereby amended, the Amended and Restated Certificate of Incorporation of the Company shall remain the same.

     FIFTH: The effective date of this Certificate of Amendment shall be upon the filing of this Certificate of Amendment to Amended and Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be executed in its name by its Chairman of the Board, President and Chief Executive Officer as of the 16th day of May, 2005.

TERREMARK WORLDWIDE, INC.
By:	/s/ Manuel D. Medina
Manuel D. Medina
Chairman of the Board, President and Chief Executive Officer